Exhibit 10.3

Dated:	21st September 2015

AKARI THERAPEUTICS PLC

and

Clive richardson

Employment Contract

THIS AGREEMENT is made on the 21st day of September 2015

Parties

(1)	AKARI THERAPEUTICS PLC incorporated and registered in England and Wales with company number 5252842 whose registered office is at 42-50 Hersham Road, Walton-on-Thames, Surrey, KT12 1RZ (the "Company"); and

(2)	Clive Richardson of 28 Parsons Green, London, SW6 4UH (the "Employee").

It is hereby agreed

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement.

"Appointment": the employment of the Employee by the Company on the terms of this Agreement.

"Associated Employer": has the meaning given to it in the Employment Rights Act 1996.

"Board": the board of directors of the Company (including any committee of the board duly appointed by it).

“Capacity”: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, whether executive or non-executive.

"Commencement Date": 16th September 2015.

"Company Intellectual Property" means Intellectual Property Rights created, conceived, invented, conducted, developed, reduced to practice, compiled, written, authored, made and/or produced by the Employee (whether jointly or alone) during the course of their employment with the Company (whether before or after the date of this Agreement), whether or not during working hours, and/or conceived, invented, conducted, developed, reduced to practice, compiled, written, authored, made and/or produced by the Employee during the term of their employment or thereafter using Company's premises, intellectual property (including without limitation Company Intellectual Property) materials, products, and/or resources, all whether or not recorded in material form.

"Confidential Information"; information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation) complement inhibitors and/or leukotriene B4 related areas.

"Documents" means documents, notes, records, notebooks, results, agreements, calculations in each case whether electronic or in hard copy

"Garden Leave": any period during which the Company has exercised its rights under clause 14.

"Group Company": the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

"Incapacity": any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.

"Intellectual Property Rights" means patent, patent application, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential information, moral rights, proprietary rights, data rights, enforcement rights, royalty rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world in relation to areas concerning complement inhibitors and/or leukotriene B4 applications.

"Invention" means any invention, idea, discovery, conception, development, composition of matters, improvement or innovation, new uses, derivatives, processes, procedures, formulae, formulation, models, assays prototypes, methods, designs, techniques, compounds, results, data, data rights, know how, materials, records, documentation, technology, process, products, works of authorship, laboratory records, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries, all whether or not patentable, copyrightable or capable of registration, and whether or not recorded in any medium.

"Know-How" means a package of expertise, information, technology, or skills, resulting from experience and testing relating to any data, Documents, formulations, materials, methods, processes, products, results, and/or resources of the Company or any Group Company and/or Company Intellectual Property.

"SSP": statutory sick pay.

"Subsidiary and Holding Company": in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

1.7	The Company accepts the benefits in this Agreement on its own behalf and on behalf of all Group Companies. The Company shall be entitled to assign its rights and those of other Group Companies in connection with this Agreement to any other Group Company at any time with immediate effect on giving written notice to the Employee.

2.	Term of appointment

2.1	The Appointment commenced on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than 6 months' prior notice in writing.

2.2	No employment with a previous employer counts towards the Employee's period of continuous employment with the Company.

2.3	The Employee consents to the transfer of his employment under this Agreement to an Associated Employer at any time during the Appointment.

3.	Employee warranties

3.1	The Employee represents and warrants to the Company that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if he is in breach of any such obligations.

3.2	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

4.	Duties and Outside Interests

Duties

4.1	The Employee shall serve the Company as Commercial Director and perform the duties set out at Schedule 1 to this Agreement.

4.2	During the Appointment the Employee shall:

(a)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;

(b)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company;

(c)	comply with all reasonable and lawful directions given to him by the Company;

(d)	promptly make such reports to the Chief Executive Officer in connection with the affairs of any Group Company on such matters and at such times as are reasonably required;

(e)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Board immediately on becoming aware of it;

(f)	use his best endeavours to promote, protect, develop and extend the business of any Group Company; and

(g)	consent to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes.

4.3	The Employee shall comply with the Company's anti-corruption and bribery policy and related procedures at all times.

4.4	All documents, manuals, hardware and software provided for the Employee's use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

Outside interests

4.5	Subject to clause 4.6, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

4.6	Notwithstanding clause 4.5, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company from time to time.

4.7	The Employee agrees to disclose to the Company any matters relating to him, his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of the Employee's obligations under this Agreement.

5.	Place of work

5.1	The Employee's normal place of work is 75 Wimpole Street, London, W1G 9RT or such other place within 50 miles which the Company may reasonably require for the proper performance and exercise of his duties.

5.2	The Employee agrees to travel on the Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment.

5.3	During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than one month.

6.	Hours of work

The Employee's normal working hours shall be 9 am to 5.30 pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

7.	Salary and Benefits

Salary

7.1	The Employee shall be paid an initial salary of £210,000 per annum.

7.2	The Employee's salary shall accrue from day to day and be payable monthly in arrears on or about the 28th of each month directly into the Employee's bank or building society account.

7.3	The Employee's salary shall be reviewed by the Chief Executive Officer annually. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

Bonus

7.4	The Employee will be paid an annual bonus of up to 40% of his base salary at year end, subject to performance criteria which will be agreed on an annual basis for each year.

7.5	If the Company makes a bonus payment to the Employee in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

7.6	The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

7.7	Notwithstanding clause 7.5, the Employee shall be entitled to a pro-rated bonus calculated up to the termination date if:

(a)	he has not been employed throughout the whole of the relevant financial year of the Company; or

(b)	his employment terminates for any reason or he is under notice of termination (whether given by the Employee or the Company) at or prior to the date when a bonus might otherwise have been payable.

Share options

7.8	The Employee will be entitled to participate in a share option scheme (“Scheme”), details of which will be provided to the Employee separately. The Employee’s participation in the Scheme will be subject to the rules of Scheme from time to time.

7.9	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the Scheme at any time on reasonable notice to the Employee.

7.10	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

7.11	Equity. Subject to approval of the Board or an appropriate committee thereof, Company shall grant Executive on the Commencement Date or as soon as practicable thereafter pursuant to the terms of the Celsus Therapeutics PLC 2014 Equity Incentive Plan (the “Plan”), a stock option (the “Option”) to purchase 16,271,850 shares of common stock of the Company, at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant, which Option shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Code. The Option shall vest rateably on a semi-annual basis over four (4) years on each anniversary of the Commencement Date, provided that Executive remains employed by Company on the vesting date; provided further, that there is a minimum 25% vesting and, however, that the Option shall vest fully immediate prior to a Change of Control (as defined below) or upon the non-renewal of this Agreement. The Option shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and the Company’s standard form of stock option agreement, which agreement shall expire and the Company’s standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan.

Severance Payment. An amount equal to one and a half times the sum of (x) Executive’s annual Base Salary at the rate in effect as of the termination date and (y) the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminated, in each case less all customary and required taxes and employment-related deductions.

As used herein, a “Change of Control” shall mean the occurrence of any of the following events:

(A) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(B) the approval by the shareholders of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Except if the Company’s valuation is less than that at the time of the merger on 16th September 2015 as calculated including any prior distribution of funds, dividends, sale proceeds etc

8.	Expenses and benefits

8.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.2	The Employee shall be entitled to participate in the Company's life assurance scheme which shall pay to the Employee's dependants a sum equal to £840,000 if the Employee dies during the Appointment. Participation is subject to:

(a)	the insurance provider accepting the Employee into its scheme;

(b)	the terms of the Company's life assurance scheme, as amended from time to time;

(c)	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

(d)	the Employee satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

(e)	The payment of medical healthcare insurance policy for you and your family.

8.3	If the insurance provider refuses for any reason to provide life assurance benefit to the Employee the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

8.4	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the Employee's cover) at any time on reasonable notice to the Employee.

9.	Holidays

9.1	The Employee shall be entitled to 25 days' paid holiday in each holiday year together with the usual public holidays England. The Company's holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee's entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest half day.

9.2	Holiday shall be taken at such time or times as shall be approved in advance by the Chief Executive Officer The Employee shall not carry forward more than five accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory maternity, paternity or adoption leave.

9.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. The amount of such payment in lieu shall be 1/260th of the Employee's salary for each untaken day of the entitlement under clause 9.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

9.4	If the Company has terminated or would be entitled to terminate the Appointment under clause 13 or if the Employee has terminated the Appointment in breach of this Agreement any payment due under clause 9.3 shall be limited to the Employee's statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

9.5	If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day's pay calculated at 1/260th of the Employee's salary for each excess day.

If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

10.	Incapacity

10.1	If the Employee is absent from work due to Incapacity, the Employee shall notify the Chief Executive Officer of the reason for the absence as soon as possible but no later than 10 am on the first day of absence.

10.2	The Employee shall certify his absence until he is required to obtain a fit note from his GP.

10.3	Subject to his compliance with this Agreement, the Employee shall be entitled to receive his full salary and contractual benefits during any periods of sickness absence up to a maximum of 10 days in any 52 week period. Those payments shall be inclusive of any SSP due.

10.4	The Employee agrees to consent to medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed in its complete form to the Company and the Company may discuss the contents of the report with the relevant doctor.

10.5	If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Chief Executive Officer of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Chief Executive Officer may reasonably require. The Employee shall if required by the Company, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Chief Executive Officer may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

10.6	The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay or other benefits.

11.	Confidential Information

11.1	The Employee acknowledges that in the course of the Appointment and his prior employment with the Company he will have and will have had access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 11.

11.2	The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Employee's unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

11.3	Before disclosing, or allowing the disclosure, or any Confidential Information to any person, company or other organisation, the Employee shall ensure that such person, company or other organisation is subject to appropriate obligations of confidentiality in respect of such Confidential Information.

11.4	The Employee shall not make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company or any Group Company and shall not write any article for publication on any matter concerned with the Business or other affairs of the Company or the Group without the prior written consent of.

12.	Payment in lieu of notice

12.1	Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 12 and that it will make a payment in lieu of notice equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions (“Payment in Lieu”).

12.2	The Company may pay any sums due under clause 12.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

12.3	The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 12.1. Nothing in this clause 12 shall prevent the Company from terminating the Appointment in breach.

12.4	Notwithstanding clause 12.1 the Employee shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 13. In that case the Company shall also be entitled to recover from the Employee any Payment in Lieu (or instalments thereof) already made.

13.	Termination without notice

13.1	The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	is guilty of any gross misconduct affecting the business of any Group Company;

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;

(c)	is, in the reasonable opinion of the Company, negligent and incompetent in the performance of his duties;

(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(e)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(f)	becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(g)	ceases to be eligible to work in the United Kingdom;

(h)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of the Company;

(i)	is in breach of the Company's anti-corruption and bribery policy and related procedures; or

(j)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

13.2	The rights of the Company under clause 13.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

14.	Garden Leave

14.1	Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

14.2	During any period of Garden Leave:

(a)	the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of any Group Company;

(b)	the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee's home) as the Company may decide;

(c)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	the Employee shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

(e)	the Employee shall ensure that the Chief Executive Officer knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Employee shall not commence any other employment or engagement;

(g)	the Company may exclude the Employee from any premises of any Group Company; and

(h)	the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

14.3	The Employee shall on termination of the Appointment or, if earlier, at the start of a period of Garden Leave:

(a)	subject to clause 14.4 deliver to the Company all materials, records and other information (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) made, compiled or acquired by him during the Appointment and relating to any Group Company or its business contacts, any keys, credit cards and any other property of any Group Company including any car provided by the Company which is in his possession, custody, care or control;

(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession, custody, care or control outside the premises of the Company;

(c)	resign immediately without compensation from any office that he holds in or on behalf of any Group Company; and

(d)	confirm in writing his compliance with his obligations under this clause 14.3 if requested to do so by the Company and provide it with such reasonable evidence of compliance as it may request.

14.4	Where the Employee has been placed on Garden Leave he shall not be required by clause 14.3 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

14.5	The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of clause 14.3(c).

15.	Obligations on termination

15.1	On termination of the Appointment (however arising) the Employee shall:

(a)	Immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company including any car provided to the Employee, which is in his possession or under his control;

(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises; and

(c)	provide a signed statement that he has complied fully with his obligations under this clause 15.1 together with such reasonable evidence of compliance as the Company may request.

15.2	On termination of the Appointment however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any Group Company in which he may participate.

16.	Intellectual Property

16.1	The parties acknowledge that the Employee may have created and/or may create in the future Inventions (alone or jointly) during the course of their employment with the Company and/or thereafter and that the Employee has a special obligation to further the interests of the Company in relation to such Inventions. The Employee shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.

16.2	The Employee acknowledges that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property, materials, products, Documents, Know-How and Confidential Information embodying them shall automatically exclusively and solely belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law) the Employee hereby irrevocably and unconditionally assigns, by way of present and future assignment, any and all right, title and interest therein to the Company.

16.3	To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 16.2 (and except to the extent prohibited by or ineffective in law), the Employee holds such property on trust for the Company and hereby grants to the Company an exclusive, irrevocable, worldwide, royalty free licence to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to such property in its discretion for any purpose whatsoever until such Company Intellectual Property fully vests in the Company.

16.4	To the extent that any Inventions or Company Intellectual Property created by the Employee (whether alone or jointly) at any time during the course of their employment are prohibited by or prevented in law from automatically vesting with the Company pursuant to clause 16.2 or clause 16.3, the Employee shall, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an independent expert who shall be appointed by the Company. The independent expert shall act as an expert and not as an arbitrator. The independent expert's decision shall be final and binding on the parties in the absence of manifest error and the costs of the independent expert's determination shall be borne equally by the parties. The parties will be entitled to make submissions to the independent expert and will provide (or procure that others provide) the independent expert with such assistance and documents as the independent expert reasonably requires for the purpose of reaching a decision. The Employee agrees that the provisions of this clause 16.4 shall apply to all Company Intellectual Property and Inventions to which this clause 16.4 applies until such time as the Company (in its sole discretion) has agreed in writing that the Employee may offer them for sale to a third party.

16.5	The Employee agrees:

(a)	to execute all such documents, both during and after their employment, as the Company may require to vest in the Company all right, title and interest in any Inventions and Company Intellectual Property pursuant to this agreement, including without limitation, assignment forms as provided by the Company;

(b)	to provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, including (without limitation), at the Company's request, applying for the protection of Inventions throughout the world;

(c)	to assist the Company in applying for the registration of any registrable Company Intellectual Property, enable it to enforce and defend the Company Intellectual Property against third parties; and to enforce and defend claims for infringement of third party Intellectual Property Rights or misappropriation of any Company Intellectual Property, Know-How, Documents or materials or products;

(d)	not to apply for the registration of any Company Intellectual Property without the prior written consent of the Company; and

(e)	to keep strictly confidential all Confidential Information unless the Company has consented in writing to its disclosure by the Employee.

16.6	As against the Company, its successors and assigns and any licensee of any of the foregoing, the Employee hereby irrevocably and unconditionally waives all of their present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property and the Employee agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

16.7	The Employee acknowledges that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to them in respect of their compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

16.8	The Employee irrevocably appoints the Company as their attorney in their name to sign, execute, do or deliver on your behalf any deed, document or other instrument and to use the Employee’s name for the purpose of giving full effect to this clause. The Employee acknowledges that a certificate in writing, signed by any director or the secretary of the Company, or that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

16.9	Rights and obligations under this agreement shall continue in force after termination of this agreement or the Employee’s employment in respect of any Company Intellectual Property and/or Confidential Information.

17.	Post Termination Restrictions

The Employee agrees to enter into the restrictions at Schedule 2 to this Agreement.

18.	Disciplinary and grievance procedures

18.1	As at the date of this agreement, there are no Company disciplinary and grievance procedures which apply to the Employee.

18.2	If the Employee wants to raise a grievance, he may apply in writing to the Chief Executive Officer.

18.3	If the Employee wishes to appeal against a disciplinary decision he may apply in writing to the Chairman of the Board.

18.4	The Company may suspend the Employee from any or all of his duties during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure against the Employee is outstanding.

18.5	During any period of suspension:

(a)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	the Employee shall remain an employee of the Company and bound by the terms of this Agreement;

(c)	the Employee shall ensure that the Chief Executive Officer knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)	the Company may exclude the Employee from his place of work or any other premises of any Group Company; and

(e)	the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

19.	Pensions

19.1	There is no pension scheme in force in relation to the Employee’s employment. The Employee will be notified when he becomes eligible for auto enrolment into a pension scheme.

19.2	A contracting-out certificate is not in force in respect of the Appointment.

20.	Anti-bribery and Corruption

20.1	The Company expects the highest standards of integrity in relation to employees' dealings with the Company's customers, suppliers, agents and subcontractors and with any government official.

20.2	For the purposes of this clause:

(a)	A bribe is any gift, loan, fee, reward or other advantage given to or received from any person in order to obtain, retain or direct business or to secure any other improper advantage in the conduct of business and includes a kickback on any portion of a contract payment; and

(b)	Hospitality, entertainment and gifts includes but is not limited to the offer or receipt of gifts, meals, goods, services, favours, loans, trips, accommodation and the use of property or invitations to events, functions or other social gatherings.

20.3	The Employee is prohibited from offering, giving, authorising or accepting a bribe in any form. The Employee is also prohibited from using any other route or channel to provide a bribe to or receive a bribe from the Company's customers, suppliers, agents or subcontractors or any government official.

20.4	The Employee is required not to give or receive hospitality, entertainment or gifts if these are intended, or could be reasonably interpreted, as a reward or encouragement for a favour or preferential treatment in connection with the Company's business.

20.5	The Employee is prohibited from making any direct or indirect contributions to political parties, organisations or individuals engaged in politics, or any charitable contribution or sponsorship as a way of obtaining advantage in business transactions.

20.6	The Employee is prohibited from making any direct or indirect illicit or secret payments or transfers of value to government officials and from giving hospitality, entertainment or gifts to government officials.

20.7	Where the Employee suspects, believes or knows that an act of bribery or corruption is being considered or carried out, the Employee is required to report this to the Company.

21.	DATA PROTECTION AND USE OF COMPANY COMPUTER

21.1	The Employee's personal data will be held by the Company in its manual and automated filing systems. The Company will process and may disclose such data and the Employee consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area (including in particular, but without limitation, the USA for the following purposes:

(a)	in order for the Appointment and this agreement to be performed;

(b)	in order to comply with any legal obligations imposed on the Company or any Group Company;

(c)	for decisions to be made regarding the Employee's employment or continued employment;

(d)	for obtaining or carrying out work from or for customers or potential customers;

(e)	for the purpose of any potential sale of over 50 per cent of the shares of the Company or any Holding Company of the Company or other change of control or any potential transfer of the Employee's employment under the Transfer of Undertaking (Protection of Employment) Regulations 2006.

21.2	Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors and, in the case of obtaining or carrying out work, disclosure to customers or potential customers.

21.3	The Company will process and may disclose sensitive data and the Employee consents to the processing and disclosure of such data as follows:

(a)	information about the Employee's physical or mental health or condition for the purpose of the performance of the Appointment and this agreement, monitoring sickness absence, dealing with sick pay and determining the Employee's fitness to carry out duties on behalf of the Group;

(b)	information about the Employee's sex, marital status, race, ethnic origin or disability for the purpose of monitoring to ensure equality of opportunity and compliance with equal opportunities legislation;

(c)	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

21.4	The Employee shall use all reasonable endeavours to keep the Company informed of any changes to his personal data.

21.5	The Employee acknowledges that in the course of this Appointment he shall have access to personal and sensitive data relating to other employees and he agrees to comply with the Company's data protection policy at all times.

21.6	The Employee further acknowledges that computer provided to it, placed at his disposal and/or for his use any Group Company ("Company Computer") is the property of such Group Company and upon termination shall promptly return it to such Group Company. The Employee shall refrain from any illegal or immoral use of the Company Computer. In addition, the Employee undertakes to act with respect to the Company Computer any and all other computers, electronic telecommunications devices and other equipment of any Group Company, if and to the extent placed at the Employee's disposal and/or for his use, in accordance with and subject to the Company’s policies, as shall be in effect from time to time. Without derogating from the above, it is explicitly clarified that the Employee is prohibited from downloading, uploading or otherwise installing in any manner whatsoever, any software and/or hardware, on to the Company Computer and/or any other Company equipment, without the Company’s prior written approval.

21.7	The Employee is aware that the Company, may, from time to time, monitor its employees’ activities in the framework of their work, including without limitation by means of monitoring, either constantly or sporadically, the activity at the Company and/or the Company’s incoming and outgoing e-mail telecommunications and the Employee hereby willingly agrees to such activity and declares and confirms that said activity (and the results thereof) shall not constitute a breach of the Employee's privacy. The Employee further declares that the e-mail box assigned to him is intended for working purposes only and that any information and/data which shall be on the Company’s computers, including for the avoidance of doubt the Company Computer, and/or data systems shall be the Company’s property.

22.	Collective agreements

There is no collective agreement which directly affects the Appointment.

23.	Reconstruction and amalgamation

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

24.	Notices

24.1	A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this Agreement or as otherwise notified in writing to the other party.

24.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee; and

(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service.

24.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

24.4	A notice required to be given under this Agreement shall not be validly given if sent by email.

24.5	This clause does not apply to the service of any proceedings or other documents in any legal action.

25.	Entire agreement

25.1	This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

25.2	Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

25.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

25.4	Nothing in this clause shall limit or exclude any liability for fraud.

26.	Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

27.	Counterparts

27.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

27.2	No counterpart shall be effective until each party has executed at least one counterpart.

28.	Third party rights

No one other than a party to this Agreement shall have any right to enforce any of its terms.

29.	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

30.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Executed as a deed by AKARI THERAPEUTICS PLC

acting by Gur Roshwalb, a director, in the presence of:

Witness signature: /s/ Gur Roshawalb__________

Witness name: Gur Roshawalb_______________

Witness address___________________________

________________________________________

Witness occupation________________________

_________________________ Director

Signed as a deed by Clive Richardson in the presence of:

Witness signature: /s/ Clive Richardson_________

Witness name: Clive Richardson______________

Witness address___________________________

________________________________________

Witness occupation________________________

_________________________

SCHEDULE 1

JOB DESCRIPTION

1.	Drug manufacturing – product and substance and drug development;

2.	Overseeing budgeting

3.	Corporate activity including M&A and fundraisings

4.	Strategy development

5.	Managing UK office

6.	Supporting CEO and Chairman as part of the Executive Team

7.	Any other duties as appropriate working with Chairman and CEO

SCHEDULE 2

POST TERMINATION RESTRICTIONS

1.	Interpretation

The definitions and rules of interpretation in this clause apply in this Schedule.

"Employment": the employment of the Employee by the Company on the terms of this Agreement.

"Board": the board of directors of the Company (including any committee of the board duly appointed by it).

"Capacity": as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, whether executive or non-executive.

"Confidential Information": as defined in the main body of the Agreement.

"Garden Leave": any period during which the Company has exercised its rights under clause 14.

"Group Company": as defined in the main body of the Agreement.

"Restricted Business": those parts of the business of the Company and any Group Company with which the Employee was involved to a material extent or had management responsibility for (or had substantial Confidential Information (as defined in the main body of the Agreement) regarding in either case at any time in the 12 months before Termination.

"Restricted Customer": any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of, or in the habit of dealing with any Group Company and from whom the Employee had obtained business on behalf of the Company or any Group Company or to whom the Employee had provided or arranged the provision of goods or services on behalf of the Company or any Group Company or for whom the Employee had management responsibility, at any time during the 12 months immediately before Termination.

"Restricted Person": anyone employed by any Group Company who could materially damage the interests of any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt (including by working with or managing) in the 12 months before Termination in the course of his employment.

"Restricted Territory": England, Scotland, Wales and Northern Ireland together with any other country in which the Company or any other Group Company:

(a)        carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at Termination; or

(b)        carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of six months immediately prior to Termination; or

(c)        is to the knowledge of the Employee to carry out any Restricted Business at any time during the period of six months immediately following Termination;

and regarding which country at any time during the period of 12 months immediately prior to Termination the Employee was materially concerned or worked in; and/or had management responsibility for; and/or obtained Confidential Information.

"Subsidiary and Holding Company": as defined in the main body of the Agreement.

"Termination": the termination of the Employee's employment with the Company howsoever caused.

2.	Post-termination restrictions

2.1	In order to protect the Confidential Information and business connections of the Company and each Group Company to which he has access as a result of the Employment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

(a)	for twelve months after Termination, solicit or endeavour to entice away from any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)	for twelve months after Termination, offer to employ or engage or otherwise endeavour to entice away from any Group Company any Restricted Person;

(c)	for twelve months after Termination, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)	for six months after Termination, within the Restricted Territory, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

(e)	for twelve months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(f)	at any time after Termination, represent himself as connected with any Group Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with any Group Company.

2.2	None of the restrictions in clause 2.1 shall prevent the Employee from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

2.3	The restrictions imposed on the Employee by this clause 2 apply to him acting:

(a)	directly or indirectly; and

(b)	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

2.4	The period for which the restrictions in clause 2.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

2.5	If the Employee receives an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the last of the covenants in this clause 2, the Employee shall give the person making the offer a copy of this clause 2 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

2.6	If, at any time during the Employee's employment, two or more Restricted Persons have left their employment, appointment or engagement with the Company to perform Restricted Business for a business concern which is, or intends to be, in competition with any Restricted Business, the Employee will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern under which the Employee will perform Restricted Business on the behalf of that business concern.

2.7	The Company and the Employee entered into the restrictions in this clause 2 having been separately legally advised.

2.8	Each of the restrictions in this clause 2 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

2.9	If the Employee's employment is transferred to any firm, company, person or entity other than a Group Company (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employee will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 2, protecting the confidential information, trade secrets and business connections of the New Employer.

2.10	The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 2 (or such of those restrictions as may be appropriate) in relation to that Group Company.